Exhibit 99.1

WESTLAKE STRENGTHENS GLOBAL COMPOUNDS PORTFOLIO WITH ACQUISITION OF ACI COMPOUNDING SOLUTIONS BUSINESS
Houston, January 5, 2026 – Westlake Corporation (NYSE: WLK) ("Westlake") announced today that it has completed the acquisition of the global compounding solutions businesses of the ACI/Perplastic Group (collectively, "ACI"). Headquartered in Portugal, ACI is a global manufacturer of specialty materials, primarily serving the wire and cable sectors.
"The integration of ACI with Westlake's compounding operations represents a strong strategic alignment, offering significant opportunities to further strengthen our Housing & Infrastructure Products (HIP) business. This acquisition will enhance the reach of Westlake Global Compounds and introduce new specialty products and advanced technologies to our portfolio," stated Jean-Marc Gilson, President and Chief Executive Officer of Westlake.
"ACI has built an impressive reputation for delivering innovative, high-value solutions," said Maribel Wilson, Vice President of Westlake Global Compounds. "We are excited to welcome their skilled team to Westlake and look forward to working together."
The acquisition expands Westlake Global Compounds' manufacturing footprint into Portugal, Romania, and Tunisia, and adds to its existing operations in Mexico.
About Westlake
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer goods. For more information, visit the Company's web site at www.westlake.com.
Forward-Looking Statements
The statements in this release that are not historical statements, including statements regarding the anticipated benefits of the acquisition and the opportunities provided thereby, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to significant risks and uncertainties, many of which are beyond Westlake's control. Actual results could differ materially based on risks and uncertainties described in Westlake's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the Securities and Exchange Commission ("SEC") in February 2025, and Westlake's Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, which was filed with the SEC in October 2025. These filings also discuss some of the important risk factors that may affect Westlake's business, results of operations and financial condition. Westlake undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
Contacts
Media Inquiries: Benjamin Ederington, 713-960-9111;
Investor Inquiries: Steve Bender, 713-960-9111